Exhibit 4.1

Sixth Supplemental Indenture
between
MetLife, Inc.,

as Issuer,

and

The Bank of New York Mellon Trust Company, N.A.,
as Trustee

Dated as of August 7, 2008

i

     SIXTH SUPPLEMENTAL INDENTURE, dated as of August 7, 2008 (this “Sixth Supplemental Indenture”), between MetLife, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), supplementing the First Supplemental Indenture, dated as of June 21, 2005 (the “First Supplemental Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee, and further supplementing the Subordinated Indenture, dated as of June 21, 2005 (the “Base Indenture” and together with the First Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee.
Recitals
     WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s unsecured subordinated debentures, notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;
     WHEREAS, the Company executed and delivered the First Supplemental Indenture to the Trustee to provide for the issuance of the Company’s 4.82% Junior Subordinated Debt Securities, Series A, due 2039 of MetLife (the “Junior Subordinated Debentures”);
     WHEREAS, pursuant to Section 2.12 of the First Supplemental Indenture, the Company and the Trustee are required to enter into this Sixth Supplemental Indenture to make provision for remarketing and reset mechanics, including notices in respect thereof, on the basis set forth in Article X of the Trust Agreement (as defined below) with respect to the Junior Subordinated Debentures;
     WHEREAS, the Company has requested that the Trustee execute and deliver this Sixth Supplemental Indenture; and
     WHEREAS, all requirements necessary to make this Sixth Supplemental Indenture a valid instrument in accordance with its terms, including its execution and delivery, have been duly authorized in all respects.
     NOW, THEREFORE, the Company and the Trustee agree as follows:
ARTICLE I
Definitions
     SECTION 1.1 Definitions of Terms.
     Unless the context otherwise requires or unless otherwise set forth herein:
          (a) a term not defined herein that is defined in the Indenture, has the same meaning when used in this Sixth Supplemental Indenture;

          (b) the definition of any term in this Sixth Supplemental Indenture that is also defined in the Indenture, shall for the purposes of this Sixth Supplemental Indenture supersede the definition of such term in the Indenture;
          (c) a term defined anywhere in this Sixth Supplemental Indenture has the same meaning throughout;
          (d) the definition of a term in this Sixth Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Indenture insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned;
          (e) the singular includes the plural and vice versa;
          (f) headings are for convenience of reference only and do not affect interpretation; and
          (g) the following terms have the meanings given to them in this Section 1.1(g):
     “Additional Interest” means the interest that shall accrue on any interest on the Junior Subordinated Debentures the payment of which has not been made on the applicable Interest Payment Date. References herein to “interest” include Additional Interest unless the context otherwise requires.
     “Base Indenture” has the meaning provided in the preamble hereto.
     “Company” has the meaning set forth in the preamble hereto.
     “Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from the Redemption Date to August 15, 2018 (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable term.
     “Comparable Treasury Price” means, with respect to a Redemption Date (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
     “First Supplemental Indenture” has the meaning set forth in the preamble hereto.
     “Indenture” has the meaning set forth in the preamble hereto.
     “Junior Subordinated Debentures” has the meaning set forth in the recitals hereto.
     “Make-Whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest thereon for the principal amount to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption), discounted from their respective scheduled payment dates to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Spread plus, in each case, accrued and unpaid interest thereon to the date of redemption.

     “Premium Calculation Agent” means an investment banking institution of national standing appointed by MetLife, Inc.
     “Reference Treasury Dealer” means (1) Banc of America Securities LLC and Barclays Capital Inc. and their successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), MetLife, Inc. will substitute therefore another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with MetLife, Inc.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Premium Calculation Agent of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
     “Remarketing” means the remarketing of the Junior Subordinated Debentures on or about August 12, 2008.
     “Remarketing Agreement” means the remarketing agreement dated July 11, 2008 among MetLife, Inc., Banc of America Securities LLC, and The Bank of New York Mellon Trust Company, N.A., not individually, but solely as Purchase Contract Agent (as defined in the Remarketing Agreement) and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Remarketing Agreement).
     “Securities” has the meaning set forth in the recitals of this Sixth Supplemental Indenture.
     “Sixth Supplemental Indenture” has the meaning set forth in preamble hereto.
     “Spread” means a number of basis points determined by the Company and the Remarketing Agents upon a successful Remarketing (as defined in the Remarketing Agreement).
     “Treasury Rate” means, with respect to any redemption date, the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated H.15(519) or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption Treasury Constant Maturities, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Price, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Issue for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
     “Trust Agreement” means the Amended and Restated Declaration of Trust, dated as of June 21, 2005, among the Company, as sponsor, The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as property trustee, BNY Mellon Trust of Delaware (as successor in interest to Chase Bank USA, National Association), as Delaware Trustee, the administrative trustees named therein and the holders from time to time of the beneficial interests in the assets of the Trust.
     “Trustee” has the meaning set forth in the preamble hereto.
ARTICLE II
Remarketing and Reset Mechanics
     SECTION 2.1 Remarketing and Reset Mechanics.
     The provisions of Article X of the Trust Agreement shall apply, mutatis mutandis, to the Remarketing of the Junior Subordinated Debentures.
ARTICLE III
Redemption
     SECTION 3.1 Redemption.
     Upon a Successful Remarketing (as defined in the Remarketing Agreement), the Junior Subordinated Debentures will be redeemable at MetLife, Inc.’s option, in whole or in part, at any time, on or after August 15, 2010, at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption and the Make-Whole Redemption Amount.
ARTICLE IV
Events of Default
     SECTION 4.1 Events of Default
     Upon a Successful Remarketing, Section 6.1(a)(i) of the First Supplemental Indenture shall be deleted in its entirety and replaced with the following:
     “the Company defaults in the payment of any installment of interest (including Additional Interest) upon the Junior Subordinated Debentures, as and when the same shall become due and payable, and continuance of such default for a period of 30 days or more;”
ARTICLE V
Miscellaneous
     SECTION 5.1 Effectiveness.
     This Sixth Supplemental Indenture will become effective upon its execution and delivery.
     SECTION 5.2 Trustee Not Responsible for Recitals.
     The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Sixth Supplemental Indenture.

     SECTION 5.3 Governing Law.
     This Sixth Supplemental Indenture will be governed by, and construed in accordance with, the internal laws of the State of New York.
     SECTION 5.4 Counterparts.
     This Sixth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

MetLife, Inc., as Issuer

By:	/s/ Eric T. Steigerwalt Name: Eric T. Steigerwalt
Title: Senior Vice President and Treasurer

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Richard Tarnas Name: Richard Tarnas
Title: Vice President